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                                                                   EXHIBIT 10.10

                              ENDORSEMENT AGREEMENT

      THIS ENDORSEMENT AGREEMENT ("Agreement") is effective as of this 1st day of December 2003, by and between GREG NORMAN, of 501 North A1A, Jupiter, FL 33477 ("Norman") AND RITZ INTERACTIVE, a Delaware Corporation with offices at 2010 Main Street, Suite 400, Irvine, California 92614 ("RII"). (Each or both of which shall hereinafter be referred to as the "PARTY" or "PARTIES," respectively).

                                    RECITALS:

      RII desires to obtain the right to use the name, likeness, and endorsement services of Norman in connection with the advertisement and promotion of RII's e-commerce website.

      The endorsement by Norman of RII's e-commerce website and business is of commercial value.

      RII and Norman wish to enter into an agreement to cooperate and coordinate the marketing of Norman's endorsement with RII's e-commerce website and business.

      NOW, THEREFORE for and in consideration of the foregoing, and the mutual covenants and agreements set forth herein, the Parties hereby agree as follows:

1. DEFINITIONS.

      The following terms shall be defined in the Agreement as follows:

      a) "CONTRACT PERIOD" means that period of time commencing on December 1, 2003 and terminating on November 30, 2008 unless sooner terminated or extended under this Agreement.

      b) "CONTRACT YEAR" means a 365 (or 366 if applicable) day period, commencing on December 1, 2003.

      c)    "CONTRACT TERRITORY" shall be worldwide.

      d) "E-COMMERCE PORTAL" shall mean, any e-commerce websites owned and/or operated by RII during the Contract Period, including, but not limited to, those websites ("Existing Websites") listed in Schedule A attached hereto; provided, however, except for the Existing Websites (which will always be deemed included within the E-commerce Portal), the E-commerce Portal shall not include any non Existing Websites of RII ("Future Websites") to the extent such Future Websites are competitive with any websites owned or operated by parties with whom, after the date of this Agreement, Norman enters into a business relationship as to the sale of goods, products or services competitive with goods, products or services offered for sale on the Future Websites.

      e) "NORMAN IDENTIFICATION" shall mean any words, symbols, photographic or graphic representations, and Norman's signature, statements by Norman or combination thereof which identify Norman such as, for example, Norman's name, voice, nickname, likeness, and anything else that identifies Norman. Subject to the terms of Paragraph 2 hereof, the Norman Identification shall not include the Shark Logo owned by Great

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            White Shark Enterprises, Inc, and exclusively licensed to Reebok
            International Ltd.

      f) "RIGHTS" shall mean all of the endorsement rights, services and other rights and benefits granted to RII in this Agreement (including the right of personal and advertising services as stated in Paragraph 7 of this Agreement).

      g) "RII COMPETITOR" is any person or entity that in any way competes with the RII E-commerce Portal.

      h) "RII PARTIES" is RII, Ritz Camera Centers, Inc., and any Affiliates of RII. For purposes of this Agreement, "AFFILIATES" means any other person or entity that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, RII.

      i) "$" shall mean the lawful currency of the United States of America unless otherwise specified.

2. ENDORSEMENT AND GRANT OF RIGHTS. During the Contract Period:

      a) Subject to the terms of Paragraph 7 below, Norman will provide and make available to RII the services, initiatives and programs described in Schedule B attached hereto (the "Endorsement Services"); and

      b) Norman grants to RII the exclusive right and license (the "License Rights") to use the Norman Identification during the Contract Period and throughout the Contract Territory in connection with the advertisement and promotion of RII and the E-commerce Portal;

            RII acknowledges that those companies whose products RII sells through its E-commerce Portal, i.e., Nikon, Shimano, (or private label), are not permitted to utilize the Norman Identification, in either a direct or implied fashion, to suggest that Norman endorses their products or services. The License Rights are exclusive to RII and the E-commerce Portal.

3. EXCLUSIVITY. Norman expressly agrees and undertakes that:

      a) The right to use the Norman Identification has not been previously granted nor will it be granted to anyone other than RII for use during the Contract Period within the Contract Territory in connection with the advertisement, promotion and sale of products and services which are the same as or similar to any of the E-commerce website listed in Schedule A;

      b) Norman will not enter into any arrangement or agreement, which enables any RII Competitor to sponsor or in any way to be seen to support or be endorsed by Norman (whether by using the Norman Identification, Norman providing services similar to the Norman Services, or otherwise) during the Contract Period within the Contract Territory. Notwithstanding the foregoing, it is understood that Norman will be free to enter into an affiliation with interactive groups/entities which are predominantly content based, i.e., Sportsline, AOL, and further that Norman shall be free to enter into an affiliation with companies whose products RII sells through its E-commerce Portal;

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Anything herein to the contrary notwithstanding, RII shall not have the right to utilize the Norman Identification except to the extent specifically authorized by this Agreement.

4. GRANT OF RII STOCK OPTIONS. Concurrent with the execution of this Agreement, RII will grant to Norman an option (the "Stock Option Agreement") entitling Norman, upon Norman's full vesting under the terms and conditions described therein, to purchase one million five hundred thousand (1,500,000) shares of the common stock of RII, which amount represents approximately five percent (5%) of the issued and outstanding shares of the capital stock of RII determined on a fully diluted basis as of the date of this Agreement.

5. FURTHER ENDORSEMENT RELATIONSHIPS.

Without limiting any aspects of this Agreement, the Parties agree to discuss in good faith Norman's involvement in additional activities not covered by this Agreement, which could be of mutual benefit.

6. PAYMENTS.

Norman may elect to have payments due Norman hereunder made by check, wire transfer, or bank transfer. Unless such election is made in writing, all payments shall be made by check, drawn to the order of Norman or its designated entities and delivered to Bessemer Trust Company of Florida, 222 Royal Palm Way, West Palm Beach, FL 33480. Past due payments (i.e., payments due more than thirty (30) days after RII's receipt of the applicable invoice) shall bear interest at the rate of one (1%) percent per month.

7. NORMAN'S ENDORSEMENT SERVICES AND OUTSIDE PERSONAL APPEARANCES.

(a) Subject to Norman's schedule (taking into account his professional golfing and other business and personal activities) and Paragraphs 7 (b) and (c) below, Norman shall make himself and Norman's Personnel (as defined below) available from time to time during the Contract Period at his Principal Place of Business (as defined below) in connection with the performance of Endorsement Services.

(b) To the extent that RII requests that Norman appear at a location other than his Principal Place of Business (an "Outside Personal Appearance") in connection with the performance of Endorsement Services other than those specified in Paragraphs 1 and 2 of Schedule B, Norman will make himself available to RII for one (1) full day each Contract Year. The timing and place of such Outside Personal Appearance(s), and any personal and service days in addition to those stated herein shall be at the discretion of Norman and subject to further compensation as agreed between Norman and RII.

(c) To the extent that RII requests that Norman make an Outside Personal Appearance in connection with the performance of the Endorsement Services specified in Paragraph 2 of Schedule B, Norman will make himself available to RII for up to five (5) full days during the term of this Agreement. Any personal and service days in addition to those stated herein shall be at the discretion of Norman and subject to further compensation as agreed between Norman and RII.

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(d)   For each Outside Personal Appearance to be made by Norman under Paragraphs
      (b) and (c) of this Paragraph 7:

      i) RII shall reimburse Norman for all reasonable first class out-of-pocket expenses incurred by Norman. Without limitation to the foregoing, RII will reimburse Norman for his air travel expenses (A) which for purposes of Outside Personal Appearances made by Norman under Paragraph (b) of this Paragraph 7, shall be calculated at a rate of either (1) four thousand ($4,000) dollars per hour for operation of Norman's private aircraft or (2) one thousand five hundred ($1,500) dollars per hour for operation of Norman's private helicopter and (B) which for purposes of Outside Personal Appearances made by Norman under Paragraph (c) of this Paragraph 7, shall (unless otherwise agreed) be calculated at a first class ticket rate. Norman shall be provided with superior hotel suite accommodation and standard rooms for four (4) members of Norman's staff.

      ii) RII shall give Norman not less than thirty (30) days' nor more than sixty (60) days notice of the time and place RII desires Norman to appear at an Outside Personal Appearance.

      iii) No such Outside Personal Appearance day shall exceed a total of twelve (12) hours including travel time.

(e) To the extent that RII requests that Norman make an Outside Personal Appearance in connection with the performance of the Endorsement Services specified in Paragraph 1 of Schedule B, Norman will make himself available so as to be able to properly discharge (in accordance with good corporate practices) his duties as a member of RII's Board of Director. RII represents that prior to the effective date of this Agreement, whenever possible and subject to legal requirements, it has attempted to schedule its Board of Directors' meetings at times and places which take into consideration the availability and outside business demands of its directors. For each Outside Personal Appearance to be made by Norman under Paragraph 1 of Schedule B, RII shall reimburse Norman for all reasonable out-of-pocket expenses incurred by Norman consistent with the reimbursement policy applicable to the other members of its Board of Directors.

(f) For purposes of this Agreement, Norman's Principal Place of Business, shall mean any location within twenty (20) miles of 501 North A1A, Jupiter, FL 33477.

8. NORMAN'S COOPERATION.

In addition to the Endorsement Services, to the extent agreed upon in advance by both RII and Norman (i) Norman will cause his personnel and the personnel of Great White Shark Enterprises and it Affiliates (collectively, "Norman Personnel") to assist RII in furthering business-to-business related opportunities and (ii) the expenses of the Norman Personnel will be reimbursed and shared with other client activities that may be visited at the same time.

9. GENERAL OBLIGATIONS.

During the contract period, RII/Norman:

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      a)    Shall not be involved in any conduct or activity that brings
            Norman/RII into disrepute;

      b) Shall not be involved in any conduct or activity that may harm RII/Norman or its name or reputation;

      c) Will perform obligations under this Agreement to the best of Norman's/RII's ability and in accordance with RII's/Norman's reasonable discretion.

10. NORMAN'S TITLE.

Norman's title to the Norman Identification shall at no time suffer by any act of RII or thing that will in anyway impair the rights of Norman in and to the Norman Identification. It is understood that RII shall not acquire and shall not claim title to the Norman Identification adverse to Norman: by virtue of Norman's performance of the Endorsement Services or the License Rights granted to RII; or through RII's use of the Norman Identification by RII at common law; or under any provision of law in which a claim would accrue to Norman. RII shall undertake all actions that may be necessary or appropriate to ensure that such accrual shall be duly recognized.

11. NORMAN'S APPROVAL.

RII shall use the Norman Identification only in such a form and manner as is specifically approved by Norman and, upon the reasonable request by Norman, shall use any reasonable legends, markings, and notices of trademark rights or registration reasonably specified by Norman, or any other notice of Norman's ownership, including copyright. RII agrees that all use of the Norman Identification in connection with advertising, displays, and other materials and all advertising shall not be made unless and until finished samples of such proposed use have been provided to Norman and such use has been approved by Norman or Norman's authorized representative. Norman agrees that any material advertising or other, submitted for approval as provided herein will be deemed to have been approved by Norman if the same is not disapproved in writing within ten (10) business days after receipt thereof. Norman agrees that any material submitted would only be disapproved if such material breached any law or is likely to bring Norman into disrepute or ridicule or damages Norman's name and image and, if disapproved, RII shall be advised of the specific grounds for disapproval. Subject to this Agreement, RII agrees to follow Norman's reasonable instructions and guidelines regarding proper usage of the Norman Identification in all respects as may have been reasonable notified to RII by the Norman.

12. QUALITY AND COOPERATION.

In addition to the objectives listed above, all Parties acknowledge that Norman is of legendary status in the game of golf. RII shall ensure that the presentation and operation of its E-commerce Portal is consistent with the high quality and image associated with Norman and reflect a quality brand of products and services.

13. CONFIDENTIALITY.

Each party agrees: (i) that it will not disclose to any third party or use any Confidential Information disclosed to it by the other party except as expressly

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permitted in this Agreement; and (ii) that it will take all reasonable measures to maintain the confidentiality of all Confidential Information of the other party in its possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar importance.

14. PROTECTION OF THE NORMAN IDENTIFICATION.

      a) REGISTRATION. Norman shall be solely responsible for obtaining and maintaining, to the extent possible, trademark registrations in his own name for the Norman Identification in Contract Territory. RII agrees that it will not file, during the Contract Period or thereafter, any application for trademark or otherwise obtain or attempt to obtain for trademark registration or otherwise obtain or attempt to obtain ownership of any trademark registration or otherwise obtain ownership of any trademark or trade name anywhere in the world which consists in whole or in part of any constituent element of the Norman Identification, including without limitation, Greg Norman, Great White Shark Enterprises, or any mark, design or logo intended to make reference to the Norman Identification, without the express written consent of Norman which may be within in Norman's sole and absolute discretion. In the event that such consent is given, all applications for registration shall be in the name of Norman and shall be at the cost of RII. RII shall cooperate with Norman in the registration of the Norman Identification and provide any necessary use, information, or specimens; provided, however, Norman shall reimburse RII for any reasonable out-of-pocket expenses incurred by RII in so providing such cooperation.

      b) ENFORCEMENT. If either Party discovers that the registered trademark Rights set forth in Paragraph 14(a) are infringed, that Party shall communicate the details to the other Party. RII shall cooperate fully with Norman in the defense and protection of the Norman Identification (provided, however, RII shall not be obligated to incur any out-of-pocket expenses in so providing such cooperation), and agrees to notify Norman of any adverse use in the Contract Territory of marks identical with or confusingly similar to the Norman Identification which come to RII's attention, or any other activity which RII reasonably determines may implicate the rights included in the Norman Identification, including without limitation Norman's right to publicity and/or privacy. Decisions involving the protection and defense of the Norman Identification and Norman's right to publicity and/or privacy shall be solely in the discretion of Norman; RII shall take no actions in this regard without the express written permission of Norman, which approval shall not be unreasonably withheld (for example, if an RII Competitor falsely represents that it has an association with Norman in the Contract Territory within the Contract Period, RII may want to take action against the RII Competitor alleging, among other things, false and misleading conduct, in which case Norman will consent to such action). Norman reserves the right to prosecute, defend, and conduct at its own expense all proceedings involving the Norman Identification and Norman's right to publicity and

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            privacy, and to take any action or institute any proceedings that it may deem proper or necessary for the protection of the Norman Identification and Norman's right of publicity and/or privacy.
            Norman may, at Norman's sole option, conduct proceedings in his own name and RII agrees that it will not claim or reserve any rights against Norman as a result of any such action or proceeding. If Norman conducts such proceedings solely at his expense then any damages, which may be recovered as a result of any such proceeding, shall vest solely in Norman. However, if RII contributes to the cost of such proceedings, Norman agrees to pay to RII such proportion of those damages recovered by Norman as contributed by RII.
            Furthermore, RII shall not be entitled to grant permission to any other person or entity to apply the Norman Identification to any goods or services, otherwise than as permitted by this Agreement.

15. TERMINATION AND DEFAULT.

      a) TERMINATION FOR BREACH. Either Party shall have the right, without prejudice to any other rights it may have, to terminate this Agreement if the other Party materially breaches its obligations hereunder and such breach remains uncured.

            A material breach occurs if either Party (i) fails to make any payment, or (ii) fails to observe or perform any of the covenants, agreements, or obligations (other than payments of money). Upon the breach of either of the above conditions, the non-defaulting party may terminate this Agreement as follows: (A) as to a default under clause (i) above, if payment is not made within ten (10) days after the defaulting party shall have received written notice of such failure to make payment; or (B) as to a default under clause (ii) above, if such default is not cured within thirty (30) days after the defaulting party shall have received written notice specifying in reasonable detail the nature of such default and such action the defaulting party must take in order to cure each such item of default.

      b) TERMINATION DUE TO INSOLVENCY. If either Party (the "Bankrupt Party"), (i) commences or becomes the subject of any case or proceeding under the bankruptcy or insolvency laws; (ii) has appointed for it or for any substantial part of its property a court-appointed receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official; (iii) makes an assignment for the benefit of its credits; (iv) fails generally to pay its debts as they become due; or (v) takes corporate action in furtherance of any of the foregoing (collectively, herein referred to as "Events of Insolvency"), then, in each case, the Bankrupt Party shall immediately give notice of such event to the other Party. Whether or not such notice is given, the other Party shall have the right, to the fullest extent permitted under applicable law, following the occurrence of any Event of Insolvency and without prejudice to any other rights it may have, at any time thereafter to terminate this Agreement, effective immediately upon giving notice to the Bankrupt Party.

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      c)    TERMINATION UPON CHANGES OF BUSINESS. If either in a single transaction or in a series of related transactions, and either directly or indirectly: (i) RII sells, or otherwise disposes of, all or substantially all of its business or assets (except for "ordinary course" inventory sales); (ii) prior to the effective date of the first registration statement for a public offering of securities of the Company (other than a registration statement relating to either the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a SEC Rule 145 transaction) (an "IPO"), the shareholders of RII as of the date of this Agreement (measured on a fully diluted basis) no longer own at least fifty percent (50%) of the shares of its capital stock entitled to vote in the election of directors, or (iii) after an IPO, the shareholders of RII as of the date of this Agreement (measured on a fully diluted basis) no longer own at least twenty-five percent (25%) of the shares of its capital stock entitled to vote in the election of directors, then Norman shall have the right, without prejudice to any other rights Norman may have, at any time thereafter to terminate this Agreement, effective immediately upon giving notice to RII, provided that Norman gives RII such notice not later than sixty (60) days following the date on which RII notifies it of such event.

      d) EFFECT OF TERMINATION. Upon the expiration or termination of this Agreement for any reason (i) all payments that have accrued prior to the termination or expiration of this Agreement will be payable in full within thirty (30) days thereof; (ii) except as otherwise provided herein, each party shall promptly cease all use of any of the other party's displays, documents, artwork, symbols, logos, trademarks, trade names, photographic or graphic representations, depictions and/or other materials (including, but not limited to, advertising and/or promotional materials), which in any way or form (hard copy, electronic or otherwise) refer to or identify the other party or the other party's proprietary assets (collectively, "Materials"), except as otherwise set forth herein; (iii) except as otherwise provided herein, each party shall promptly remove all links and references to the other party's website and Materials from its own website; and (iv) each Party shall promptly deliver to the other Party all originals and copies of the other party's Materials then in its possession or control, and shall promptly take reasonable steps to erase all of the foregoing from all computer memories and storage devices within its possession or control, and certify in writing, signed by an officer of that party, that such reasonable steps have been taken. Notwithstanding the foregoing, if the Agreement is terminated for any reason other than RII's material breach, then for thirty (30) days following such termination, RII may continue to use any printed material already produced under this Agreement. At the conclusion of this period, RII's use of the printed material will cease. It is further agreed that, with respect to either party, any use of the other party's Materials after the termination or expiration of this Agreement by third parties shall not be deemed a breach by such party of this paragraph, as long as

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            such third parties received such materials in accordance with the terms hereof and such party takes reasonable steps to have such third parties discontinue use of the other party's materials after the termination or expiration of this Agreement.

16. TERMINATION BY RII.

RII may terminate this Agreement immediately by giving Norman notice if (i) Norman dies or is prevented by injury or illness from satisfactorily performing the obligations required by this Agreement; (ii) Norman is convicted of a serious criminal offense or criminal offense involving dishonesty or fraud.

17. OTHER REMEDIES AND RIGHTS.

The termination rights set forth in Paragraphs 15 and 16 shall not constitute the exclusive remedy of the non-defaulting party, however, if default is made by either Party, the other may resort to such other remedies as such party would have been entitled to if Paragraphs 15 and 16 were omitted from this Agreement. Termination under the provisions of Paragraphs 15 and 16 shall be without prejudice to any rights or claims, which the terminating party may otherwise have against the defaulting party. In the event of any arbitration or litigation, including breach, enforcement or interpretation, arising out of this Agreement, the prevailing party of such litigation shall be entitled to recover reasonable attorney's fees, costs, and expenses, including pre-litigation and appellate attorneys' fees and costs.

18. MISCELLANEOUS PROVISIONS.

If any provision(s) of this Agreement shall be determined to be void, ambiguous, or unenforceable, the same shall be stricken from this Agreement and in no way shall affect other provisions of, or the validity or enforceability of this Agreement. The Parties understand that the contents of this Agreement are confidential, and that disclosure of same to any third party could be detrimental to the interests of one or both Parties. Therefore, the Parties agree not to disclose the terms of this Agreement, without the prior written permission of the other party, other than to business advisors, legal and financial representatives.

19. NOTICES.

All notices required hereunder shall be sent by overnight mail or first class mail, or by confirmed electronic mail to the parties at the following addresses, or such other addresses as the parties may designate in writing to each other from time to time:

If to Norman: Great White Shark Enterprises, Inc.
              501 North A1A
              Jupiter, FL 33477

If to RII:    Ritz Interactive
              2010 Main Street, Suite 400
              Irvine, CA 92614
              Attn.: Fred H. Lerner

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All notices and submission shall be delivered to Norman at no charge to Norman.
In the event that Norman pays for any such charges, for example customs or shipping charges, RII agrees to reimburse Norman for such charges.

20. FORCE MAJEUR.

Notwithstanding anything else contained in this Agreement, neither Party will be liable for any delay in the performance of any of its obligations if such delay is caused by any reason wholly outside the control of the Party so delaying (a "Force Majeur Event") subject to the obligation of the Party so delaying promptly notifying the other Party in writing of the reasons for the delay and the likely duration of the delay. The performance of such Party's obligations will be suspended during the period that the Force Majeur Event persists and such Party will be granted an extension of time for performance equal to the period of the delay. If the delay referred to above exceeds sixty (60) days (or such other reasonable period taking into consideration the nature and cause of the delay), either Party may forthwith terminate this Agreement whereupon the Parties shall cease to be bound by their respective obligations under this Agreement in respect of the period after termination and the Parties rights granted under this Agreement shall cease.

21. ENTIRE AGREEMENT.

This Agreement, along with the Technical Services Agreement and Stock Option Agreement, constitute the entire agreement of the parties and cannot be altered or modified except by an agreement in writing signed by both parties. Upon its execution, this Agreement shall supersede all prior negotiations, understandings and agreements, whether oral or written, and such prior agreements shall thereupon be null and void and without further legal effect.

22. GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, applicable to contracts entered into and to be wholly performed within the State of Florida.

23. JOINT VENTURE.

Nothing contained in this Agreement shall be construed as establishing an employer/employee relationship between Norman and RII. Accordingly, there shall be no withholding for tax purposes from any payments due Norman hereunder and Norman shall be responsible for any and all income and other tax payments required by Norman. Nothing contained in this Agreement shall be construed to place the parties in the relationship of legal representatives, partners or joint ventures. Neither Party shall have any power to bind the other in any manner whatsoever, other than as otherwise stated in this Agreement. This paragraph shall survive termination of this Agreement.

24. REPRESENTATIONS AND WARRANTIES.

      a)    Norman represents and warrants to RII that:

            (i)   Norman is able to enter into and perform under this Agreement;

            (ii) by entering into and performing under this Agreement Norman is not, and shall not be in conflict with any prior obligations to third parties;

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            (iii) that Norman will not assign or transfer any of the License
                  Rights described in Paragraph 2.

      b)    RII represents and warrants to Norman that:

            (i)   it is able to enter into and perform this Agreement;

            (ii) by entering into and performing under this Agreement, it is not, and shall not be in conflict with any prior obligations to third parties.

 25. INDEMNITY AND INSURANCE.

      a) INDEMNIFICATION BY RII. RII shall indemnify and hold Norman and each of its directors, officers, employees, agents and Affiliates harmless from and against any and all claims, actions, suits, proceedings, losses, damages and expenses (including, without limitation, reasonable attorneys', consultants' and experts' fees) (collectively, "Claims") arising out of or relating to any inaccuracy or breach of RII's representations, warranties, covenants or any claim or action for products liability, personal injury, death or other cause of action arising out of or in connection with this Agreement, including actions based upon negligence of RII under this Agreement, provided that RII shall be given prompt notice of any such action or claim. RII shall provide and maintain at its own expense a comprehensive general and products liability insurance with aggregate limits no less than $2,000,000 and RII shall submit to Norman a copy of the said insurance policy which shall name Norman as an additional insured party.

      b) INDEMNIFICATION BY NORMAN. Norman shall indemnify and hold RII and each of its directors, officers, employees, agents, distributors and Affiliates harmless from and against any and all Claims arising out of or relating to: (i) any inaccuracy or breach of Norman's representations, warranties, covenants or other obligations hereunder, and (ii) the use of the Norman Identification.

      c) INDEMNIFICATION PROCEDURES. In the event that any Claim is made as a result of which a party or any of its directors, officers, employees, agents, distributors or affiliates (collectively, an "Indemnified Party") may become entitled to indemnification by the other party (an "Indemnifying Party) pursuant to clauses (a) or (b) above, the Indemnifying Party shall, at its expense, have the right to participate in, and, at its option, to assume the defense of such claim with counsel reasonably satisfactory to the Indemnified Party. Promptly upon becoming aware of such Claim, the Indemnified Party shall give the Indemnifying Party notice thereof; provided, however, that the omission to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to the Indemnified Party, except to the extent that the Indemnifying Party is actually prejudiced by such omission. If the Indemnifying Party elects so to assume the defense of such Claim, following its notice of such election to the Indemnified Party, the Indemnifying Party shall not be liable to the Indemnified Party in connection with the cost of the defense of such Claim, except to the extent otherwise provided below. Any settlement of any Claim shall require the mutual consent of the

            Indemnifying Party and the Indemnified Party and shall include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability with respect to such Claim. Notwithstanding the right of the Indemnifying Party to assume the defense of any Claim to which the Indemnified Party may become a party or target, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such action. The Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel, if:
            (i) the use of the counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest; (ii) in the Indemnified Party's reasonable judgment, the Indemnifying Party shall not have employed satisfactory counsel to represent the Indemnified Party within a reasonable time after notice of the institution of such Claim

26. WAIVER.

The failure of Norman or RII at any time or times to demand strict performance by the other of any of the terms, covenants or conditions set forth herein shall not be construed as a continuing waiver or relinquishment thereof and either may at any time demand strict and complete performance by the other of said terms, covenants and conditions.

27. ASSIGNMENT.

This Agreement shall bind and inure to the benefit of Norman and his successors and permitted assigns. Nothing herein shall prevent Norman form assigning the monetary benefits (but not the obligations) of this Agreement, as he may so desire. RII may not assign this Agreement, in whole or in part, without Norman's written consent. In the case of reorganization, merger, consolidation, or sale of all or substantially all of its assets, any attempt to assign this Agreement other than as permitted above will be null and void.

28. SIGNIFICANCE OF HEADING.

Paragraph headings contained in this Agreement are solely for the purpose of aiding speedy location of subject matter and are not in any sense to be given weight in the construction of this Agreement. Accordingly, in case of any question with respect to the construction of this Agreement, it is to be construed as though such paragraph headings had been omitted.

29. INVALIDITY.

If any term, covenant, condition or provision of this Agreement or the application thereof to any person or circumstance, shall to any extent be held to be invalid, illegal, or unenforceable in any respect, the remainder of this Agreement, or application of such term or provision to a person or circumstance other than to those as to which it is held invalid, illegal, or unenforceable, shall not be affected thereby, and each term, covenant, condition or provision of this Agreement shall be valid and shall be enforced to the fullest extent provided by law.

30. COUNTERPARTS.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which will constitute together a single document.

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

31. CONSTRUCTION.

The Parties acknowledge that this Agreement was negotiated between them and shall not be construed against either Party on the grounds of authorship.

32. ARBITRATION.

Any dispute or difference between the parties hereto arising out of or relating to this Agreement shall be settled by arbitration in accordance with the Commercial Rules of the American Arbitration Association by a panel of three qualified arbitrators. RII and Norman shall each choose an arbitrator and the two arbitrators so chosen shall choose the third. If either RII or Norman fails to choose an arbitrator within 30 days after notice of commencement of arbitration or if the two arbitrators fail to choose a third arbitrator within 30 days after their appointment, the American Arbitration Association shall, upon the request of any party to the dispute or difference, appoint the arbitrator or arbitrators to constitute or complete the panel as the case may be. Arbitration proceedings hereunder may be initiated by either RII or Norman making a written request to the American Arbitration Association, together with any appropriate filing fee, at the office of the American Arbitration Association in the county in which proceedings are to be held pursuant to the terms of the following sentence. All arbitration proceedings or litigation (to the extent the remedy requested is not, by law, available through arbitration [e.g., injunctive relief]) relating to any claims or disputes arising under or relating to this Agreement shall be brought in the county in which the principal executive office of the party not initiating such action or proceeding (i.e. the defendant or responding party) is located. The parties irrevocably submit and consent to the exercise of subject matter jurisdiction and personal jurisdiction over each of the parties by the federal and/or state courts in such jurisdiction (the "Selected Jurisdiction"). The parties hereby irrevocably waive any and all objections that any party may now or hereafter have to the exercise of personal and subject matter jurisdiction in the Selected Jurisdiction and to the laying of venue of any such proceeding or action brought in the Selected Jurisdiction. Any order or determination of the arbitral tribunal shall be final and binding upon the parties to the arbitration and may be entered in any court having jurisdiction.

IN WITNESS WHEREOF, the Parties execute this Agreement intending to be legally bound.

RITZ INTERACTIVE, INC                           GREG NORMAN

/s/ Fred H. Lerner                              /s/ Greg Norman
----------------------------------              --------------------------------
            Signature                                      Signature

/s/ Fred H. Lerner                              /s/ Greg Norman
----------------------------------              --------------------------------
       Print Name                                          Print Name

           12/1/03                                       1 - Dec - 2003
----------------------------------              --------------------------------
           Date                                             Date

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

                                   SCHEDULE A

RitzCamera.com

WolfCamera.com
Photography.com
CameraWorld.com
RitzPix.com
PhotoAlley.com

KitsCamera.com
CameraShopInc.com
Inkley'sCamera.com
BoatersWorld.com

OuterBanksOutfitters.com
FlshingOnly.com
BoatingOnly.com
RitzElectronics.com
RitzCameraAuctions.com
RitzCameraGSA.com
BigPrintGallery.com
BoatersWorldAuctions.com

                                   SCHEDULE B

1. If nominated and elected, Norman will serve on the Ritz Interactive, Inc., ("RII") board of directors.

2. Norman will participate in "road show events" leading to the initial public offering of the common stock of RII.

3. Advertising initiatives may include Norman's participation in consumer promotion including print campaigns, on-line advertising or corporate videos.

4. RII may utilize Norman and the Norman Identification in collateral materials and special merchandise offers to its vendors and/or database of consumers.

5. RII may utilize Norman's lifestyle branding activities as content for its E-commerce Portal, including, but not limited to, BoatersWorld.com, FishingOnly.com, BoatingOnly.com.

6. Norman will make available to RII syndicated articles that can be used in newsletters to RII's database, including, but not limited to, articles regarding Norman's travels, tips for travel, fishing tips, photography tips, restaurants, hotels, updates on his activities throughout the year, golf instruction and general musings, etc.

7. Norman will act as host to targeted events, which involve golf outings or augmenting RII's existing customer/vendor entertainment program(s) or trade shows.

8. RII or its designed (the "Sponsor") will have the option to become a sponsor of Norman's flagship tournament, the Franklin Templeton Shootout (November 10-16) in Naples, Florida. As part of this package, the Sponsor would receive certain entitlements including Pro-Am spots, which can be used for business development/customer entertainment.

                                       16